THIRD AMENDMENT TO
SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into as of November 3, 2010, by and among INTERFACE, INC., a Georgia corporation (the “Borrower”), INTERFACEFLOR, LLC, a Georgia limited liability company (the “Subsidiary L/C Account Party”), the “Lenders” party hereto, and WELLS FARGO BANK, N.A., successor-by-merger to WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Domestic Agent and Collateral Agent (the “Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Subsidiary L/C Account Party, the Agent, and the Lenders party thereto have executed and delivered that certain Sixth Amended and Restated Credit Agreement dated as of June 30, 2006, as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement dated as of January 1, 2008, as amended by that certain Second Amendment to Sixth Amended and Restated Credit Agreement dated as of May 14, 2009 (as further amended, restated, modified, or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested, and the Agent and Lenders party hereto have agreed to, subject to the terms and conditions hereof, to certain amendments to the Credit Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Borrower, the Subsidiary L/C Account Party, the Agent, and the Lenders party hereto hereby covenant and agree as follows:

1.
Definitions.  Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

2.	Amendments to Credit Agreement.

(a)	Amendments to Section 1.01.

(i)	The following definitions are hereby added in the appropriate alphabetical order to read as follows:

“2010 Additional Senior Notes” shall mean a series of unsecured senior notes in an aggregate principal amount not to exceed $300,000,000, issued by Interface no later than February 28, 2011 (or such later date agreed to in writing by Administrative Agent in its sole discretion), (a) having a maturity not earlier than June 30, 2013, and (b) having financial and other covenants not less favorable to Interface in any material respect than those covenants in effect with respect to the Additional Senior Notes, or otherwise on terms and conditions reasonably satisfactory to the Domestic Agent and the Required Lenders, together with any notes constituting a refinancing or replacement of such 2010 Additional Senior Notes to the extent expressly permitted by Section 8.08(f)(ii).

“2010 Additional Senior Notes Indenture” shall mean an indenture by and among Interface, as issuer, certain Subsidiaries of Interface, as guarantors, and the 2010 Additional Senior Notes Trustee, as the same may be amended, restated, supplemented, or otherwise modified from time to time, and any subsequent indenture entered into by Interface in connection with a refinancing or replacement of such Additional Senior Notes to the extent expressly permitted by Section 8.08(f)(ii).

“2010 Additional Senior Notes Trustee” shall mean the trustee under the 2010 Additional Senior Notes Indenture, together with its successors and assigns.

“2010 Specified Net Proceeds” has the meaning given such term in Section 8.01(k).

“2010 Specified Account” has the meaning given such term in Section 8.01(k).

“2010 Stated Net Proceeds” has the meaning given such term in Section 8.01(k).

(ii)	Each of the following definitions are amended and restated so that they read, respectively, in their entirety, as follows:

“Additional Senior Notes” shall mean the Senior Notes due 2013 issued by Interface, and guaranteed by certain Subsidiaries of Interface, in the original aggregate principal amount of $150,000,000, as more particularly described in the Additional Senior Notes Indenture, together with any notes constituting a refinancing or replacement of such Additional Senior Notes to the extent expressly permitted by Section 8.08(f)(iii).

“Additional Senior Notes Indenture” shall mean the Indenture dated as of June 5, 2009, by and among Interface, as issuer, certain Subsidiaries of Interface, as guarantors, and U.S. Bank National Association, as Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Consolidated Restricted Payments” shall mean, at any time of determination, the sum of (a) the amount of all cash payments (including, without limitation, mandatory or voluntary premiums or make-whole payments, but not including payments of accrued interest) made by the Consolidated Companies during the immediately preceding twelve-fiscal-month period in respect of the retirement, repayment, prepayment, redemption, repurchase, defeasance, or other discharge of any Senior Notes (exclusive of (i) any such payments made with the Net Proceeds of any Asset Sale or series of related Asset Sales which constitute the sale of the stock or all or substantially all of the assets of any Subsidiary; (ii) any such payments described in, and made in accordance with, Section 8.08(f); (iii) any mandatory or voluntary prepayment premiums or make-whole payments (A) paid in connection with the retirement, repayment, prepayment, redemption, repurchase, defeasance, or other discharge of any Existing Senior Notes which were outstanding as of October 31, 2010 (and not including any refinancing or replacement of such Existing Senior Notes under 8.08(f)(iii) or (iv) effected after October 31, 2010) and (B) paid in connection with the retirement, repayment, prepayment, redemption, repurchase, defeasance, or other discharge of any other Senior Notes (including any refinancing or replacement of the Existing Senior Notes under 8.08(f)(iii) or (iv) effected after October 31, 2010), but, solely with respect to this subclause (B), only to the extent that any such prepayment premiums or make-whole payments are less than or equal to 3.00% of the principal amount of such Senior Notes); and (iv) up to $25,000,000 of payments made by Interface on or about March 8, 2010, in connection with the retirement, repayment, prepayment, redemption, repurchase, defeasance, or other discharge of Senior Subordinated Notes); plus (b) the amount of all cash consideration paid by any Consolidated Company during the immediately preceding twelve-fiscal-month period for the purchases of Capital Stock of Interface; plus (c) dividends made by the Consolidated Companies in respect of the Capital Stock of such Consolidated Company during the immediately preceding twelve-fiscal-month period (excluding dividends made in such Capital Stock and dividends paid to Interface or any Subsidiary of Interface).

“Existing Senior Notes” shall mean (a) the Additional Senior Notes and (b) the Senior Subordinated Notes.

“Obligations” shall mean all amounts owing to any Domestic Agent, Lender, L/C Issuer, or the Collateral Agent pursuant to the terms of this Agreement, the Letter of Credit Agreement, or any other Credit Document, including without limitation, all Loans (including all principal and interest payments due thereunder), all existing or future payment and other obligations owing by Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender hereunder (or an Affiliate of a Lender hereunder) at the time such Hedging Agreement is executed (all such obligations with respect to all such Hedging Agreements, “Hedging Obligations”), all liabilities and obligations now or hereafter arising from or in connection with any Bank Products, fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of the Credit Parties, direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, together with all renewals, extensions, modifications or refinancings thereof.  Notwithstanding any to the contrary contained herein or in any of the other Credit Documents, the Liens of the Collateral Agent under this Agreement and the other Credit Documents shall not secure any of the Hedging Obligations to the extent that a Lien with respect thereto is prohibited by the Senior Notes Indentures.

“Secured Obligations” shall mean, collectively, (i) the Obligations as defined herein (other than Hedging Obligations to the extent that a Lien with respect thereto is prohibited by the Senior Notes Indentures), and (ii) such other obligations as may be agreed to in writing by Interface, the Domestic Agent and Lenders holding more than sixty-six and two-thirds percent (66-2/3%) of the aggregate amount of the Domestic Syndicated Loan Commitments or, if the Facilities have been terminated pursuant to Article IX, Lenders holding more than sixty-six and two-thirds (66-2/3%) of the aggregate Extensions of Credit, as Secured Obligations for purposes of this Agreement and to be secured by the Security Documents.

“Senior Notes” shall mean, collectively, (a) the Existing Senior Notes and (b) the 2010 Additional Senior Notes.

“Senior Notes Indentures” shall mean, collectively, the Additional Senior Notes Indenture, the Senior Subordinated Notes Indenture, and the 2010 Additional Senior Notes Indenture.

(iii)	The definitions of “Specified Net Proceeds,” “Specified Account,” and “Stated Net Proceeds” are hereby deleted in their entirety.

(b)	Amendments to Section 8.01.

(i)	Section 8.01(g) of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

(g)           the Senior Subordinated Notes and other Subordinated Debt (provided that the aggregate outstanding principal amount of such other Subordinated Debt shall at no time exceed $50,000,000) and any refinancing or replacement thereof to the extent expressly permitted by, as to the Senior Subordinated Notes, Section 8.08(f)(iv) and, as to other Subordinated Debt, Section 8.08(f)(v);

(ii)	Section 8.01(j) of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

(j)           the Additional Senior Notes, and any refinancing or replacement thereof to the extent expressly permitted by Section 8.08(f)(iii);

(iii)	Section 8.01(k) of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

(k)           the 2010 Additional Senior Notes; provided that, with respect to the initial issuance of the 2010 Additional Senior Notes but not any refinancing or replacement thereof pursuant to Section 8.08(f)(ii):

(i)           Interface shall, subject to the provisions of this subsection (k) and Section 8.08(f)(i)(to the extent applicable), use the 2010 Specified Net Proceeds only for purposes of one or more “2010 Permitted Uses,” which, for purposes of this Agreement, shall mean the retirement, repayment, prepayment, refinancing, redemption, repurchase, defeasance, or other discharge of the principal amount of the Existing Senior Notes (A) at the maturity thereof or (B) from time to time pursuant to Section 8.08(f)(i)(and, in either case, in connection therewith, paying (x) any customary transactional costs, expenses, commissions, and fees related thereto (including, without limitation, reasonable attorneys’ and brokers’ fees), (y) any accrued and unpaid interest on the Existing Senior Notes, and (z) any premiums in respect of the Existing Senior Notes).  As used in this Agreement, the terms (1) “2010 Stated Net Proceeds” shall mean the proceeds of the 2010 Additional Senior Notes, net of commissions, fees, reasonable legal expenses, and other costs customarily applicable to the issuance of similar notes, together with any interest which may accrue thereon and (2) “2010 Specified Net Proceeds” shall mean the first $260,000,000 of the 2010 Stated Net Proceeds or, if the initial amount of 2010 Stated Net Proceeds is less than $260,000,000, then the amount of the 2010 Stated Net Proceeds.

(ii)           All 2010 Specified Net Proceeds shall be deposited into, and whatever balance of such 2010 Specified Net Proceeds remains from time to time shall remain on deposit in or invested in, one or more deposit accounts or investment accounts established and maintained by Interface at the Collateral Agent (each such deposit account or investment account, a “2010 Specified Account” and, collectively, the “2010 Specified Accounts”), with it being agreed that:

(A)           subject to the following clause (B), at least one Business Day before making any withdrawal of 2010 Specified Net Proceeds from any 2010 Specified Account (or such shorter period as Domestic Agent may agree to in writing in its discretion), Interface shall have provided Domestic Agent with a reasonably detailed written description of the applicable 2010 Permitted Use to be consummated, together with a written accounting of the application of such 2010 Specified Net Proceeds; and

(B)           any other provision of this Agreement or the other Credit Documents to the contrary notwithstanding, (1) Interface may withdraw 2010 Specified Net Proceeds from a 2010 Specified Account only for purposes of consummating a 2010 Permitted Use contemporaneously with such withdrawal; (2) Interface may not withdraw any 2010 Specified Net Proceeds from any 2010 Specified Account while any Default under Section 9.01 or 9.07 exists or at any time after the Obligations have been accelerated or deemed accelerated under the last paragraph of Article IX; (3) neither the Domestic Agent, the Collateral Agent nor any of the Lenders or their Affiliates will exercise any rights or remedies with respect to the 2010 Specified Net Proceeds or any 2010 Specified Account (other than the customary rights of set-off solely for costs, expenses, and fees relating to the establishment, existence, and administration of such 2010 Specified Account) unless the Obligations have been accelerated or deemed accelerated under the last paragraph of Article IX; and (4) the requirements of clauses (i) and (ii) of this subsection (k) shall cease to be effective upon the Domestic Agent’s receipt of, and reasonable satisfaction with, evidence that the outstanding principal balance of the Existing Senior Notes has been paid in full and discharged, in which case the Domestic Agent shall follow the instructions of Interface as to the disposition of any remaining 2010 Specified Net Proceeds or other funds in any 2010 Specified Account;

(iii)           subject to Interface’s compliance with the terms of this subsection (k), some or all remaining principal of the Existing Senior Notes may remain outstanding up to the stated maturity of the Existing Senior Notes, but after the stated maturity of the Existing Senior Notes has occurred, no principal balance of the Existing Senior Notes may be outstanding; and

(iv)           the 2010 Additional Senior Notes Indenture and any guarantees and other documents constituting supporting obligations thereof, when and as executed, are in form and substance reasonably satisfactory to the Domestic Agent and the Required Lenders.

(c)	Amendments to Section 8.08. Clauses (e) and (f) of Section 8.08 of the Credit Agreement are hereby amended and restated so that they read, respectively, in their entirety, as follows:

(e)           repayments or repurchases of any of the Senior Notes or other long-term Indebtedness (but not including any repayment or repurchase thereof with the proceeds of any retirement, repayment, prepayment, refinancing, redemption, repurchase, defeasance or other discharge thereof or of any equity issuance which, in each case, is described in Section 8.08(f)), in whole or in part, provided that (i) before making any such repayment or repurchase, Interface shall have delivered to the Domestic Agent written notice of its intention to make such repayments or repurchases, which notice shall specify the series of Senior Notes to be repaid or repurchased and state the maximum amount of any such repayments or repurchases Interface desires to make during the 30-day period following the date of such notice and (ii) at the time of making or consummating such repayment or repurchase, and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom (it being agreed that Interface will, from time to time upon the Domestic Agent’s reasonable request, provide the Domestic Agent with an accounting of all repayments and repurchases made pursuant to this subclause (e), in such form and with such detail as the Domestic Agent may reasonably request), and (B) Excess Availability shall be equal to or greater than $35,000,000;

(f)           (i)           subject to the final paragraph of this clause (f), retirement, repayment, prepayment, redemption, repurchase, defeasance, or other discharge of the Existing Senior Notes, in whole or in part, with (1) the proceeds of the 2010 Additional Senior Notes through one or more of the following transactions as selected by Interface from time to time:  (A) one or more tender offers for the repurchase of Existing Senior Notes; (B) one or more market transactions constituting repurchases of Existing Senior Notes; or (C) the exercise of any defeasance, optional redemption or call provisions of the Existing Senior Notes Indenture relating to the Existing Senior Notes; (2) an exchange offer for the exchange of some or all of the Existing Senior Notes for 2010 Additional Senior Notes; or (3) the proceeds of any offering of equity securities;

(ii)           subject to the final paragraph of this clause (f), repayments or repurchases of the 2010 Additional Senior Notes, in whole or in part, with (1) the proceeds of any unsecured refinancing or replacement thereof in the aggregate principal amount, which, when added to the then-outstanding principal amount of any other Senior Notes, does not exceed $310,000,000, having a weighted average life to maturity greater than or equal to the weighted average life to maturity thereof, having a maturity not earlier than the date which is ninety (90) days following the Stated Maturity Date, and having financial and other covenants not less favorable to Interface in any material respect than those covenants in effect with respect to such 2010 Additional Senior Notes, or otherwise on terms and conditions reasonably satisfactory to the Domestic Agent and the Required Lenders or (2) the proceeds of any offering of equity securities;

(iii)           subject to the final paragraph of this clause (f), repayments or repurchases of the Additional Senior Notes, in whole or in part, with (1) the proceeds of any refinancing or replacement thereof in the aggregate principal amount, which, when added to the then-outstanding principal amount of any other Senior Notes, does not exceed $310,000,000, having a weighted average life to maturity greater than or equal to the weighted average life to maturity thereof, having a maturity not earlier than the date which is ninety (90) days following the Stated Maturity Date, and having financial and other covenants not less favorable to Interface in any material respect than those covenants in effect with respect to such Additional Senior Notes, or otherwise on terms and conditions reasonably satisfactory to the Domestic Agent and the Required Lenders; provided that, anything herein to the contrary notwithstanding, such refinancing or replacement Indebtedness may be secured by a Lien on all or substantially all of the assets of the Credit Parties so long as such Lien is subordinate in priority to the Liens granted to, or for the benefit of, the Secured Parties granted under the Security Documents, on terms and pursuant to documentation substantively similar to the Additional Senior Notes Intercreditor Agreement in all respects or (2) the proceeds of any offering of equity securities;

(iv)           subject to the final paragraph of this clause (f), repayments or repurchases of the Senior Subordinated Notes, in whole or in part, with (1) the proceeds of any unsecured refinancing or replacement thereof constituting Subordinated Debt in the aggregate principal amount, which, when added to the then-outstanding principal amount of any other Senior Notes, does not exceed $310,000,000, having a weighted average life to maturity greater than or equal to the weighted average life to maturity thereof, having a maturity not earlier than the date which is ninety (90) days following the Stated Maturity Date, having subordination terms not less favorable in any material respect to the Secured Parties than those subordination terms in effect with respect to the Senior Subordinated Notes, and having financial and other covenants not less favorable to Interface in any material respect than those covenants in effect with respect to such Senior Subordinated Notes, or otherwise on terms and conditions reasonably satisfactory to the Domestic Agent and the Required Lenders or (2) the proceeds of any offering of equity securities;

(v)           subject to the final paragraph of this clause (f), repayments or repurchases of long-term Indebtedness (other than Indebtedness evidenced by the Senior Notes), in whole or in part, with (1) the proceeds of any unsecured refinancing or replacement thereof in the aggregate principal amount not to exceed the then-outstanding principal thereof, having a weighted average life to maturity greater than or equal to the weighted average life to maturity thereof, having a maturity not earlier than the date which is ninety (90) days following the Stated Maturity Date, and having financial and other covenants not less favorable to Interface in any material respect than those covenants in effect with respect to such long-term Indebtedness, or otherwise on terms and conditions reasonably satisfactory to the Domestic Agent and the Required Lenders; provided that, if such long-term Indebtedness is Subordinated Debt, such refinancing or replacement thereof must be Subordinated Debt or (2) the proceeds of any offering of equity securities;

Before consummating any such retirement, repayment, prepayment, refinancing, redemption, repurchase, defeasance, or other discharge, as the case may be, pursuant to this clause (f), Interface shall deliver to the Domestic Agent not less than 15 days’ (or such lesser number of days as is agreed to by the Domestic Agent in its discretion) prior written notice of its intention to undertake such retirement, repayment, prepayment, refinancing, redemption, repurchase, defeasance, or other discharge, which notice shall specify the series of Existing Senior Notes, 2010 Additional Senior Notes, or other long-term Indebtedness to be repaid or repurchased and, in reasonable details, the transactions which will provide the source of funds to be applied to such repayment or repurchase; provided, however, that no notice under this paragraph shall be required with respect to any retirement, repayment, prepayment, redemption, repurchase, defeasance, or other discharge of any Existing Senior Notes with any 2010 Specified Net Proceeds, so long as Borrower otherwise complies with the terms of Section 8.01(k) with respect thereto.

(d)	Amendment to Section 8.11. Section 8.11 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 8.11                      Additional Negative Pledges.  Create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any asset of any Domestic Consolidated Company, other than pursuant to (i) Section 8.02 of this Agreement, Section 4.10 of the Additional Senior Notes Indenture, Section 4.10 of the Senior Subordinated Notes Indenture, and the section of the 2010 Additional Senior Notes Indenture most comparable to Section 4.10 of the Additional Senior Notes Indenture, if any, (ii) the terms of any agreement, instrument or other document pursuant to which any Indebtedness permitted by Section 8.02(b) or Section 8.02(f) is incurred by any Domestic Consolidated Company, so long as such prohibition or restriction applies only to the property or asset being financed by such Indebtedness, and (iii) any requirement of applicable law or any regulatory authority having jurisdiction over any of the Domestic Consolidated Companies.

(e)	Amendment to Section 8.12. Section 8.12 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 8.12.                      Limitation on Payment Restrictions Affecting Domestic Consolidated Companies.  Create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Domestic Consolidated Company to (i) pay dividends or make any other distributions on such Consolidated Company’s stock, other than (A) restrictions on payment of dividends imposed under the 2010 Additional Senior Notes Indenture (but only to the extent the relevant terms in the 2010 Additional Senior Notes Indenture are substantively similar to comparable terms in the Additional Senior Notes Indenture), the Additional Senior Notes Indenture, and the Senior Subordinated Notes Indenture and (B) restrictions on the payment of dividends on Interface’s common stock imposed in connection with the Convertible Preferred Stock, or (ii) pay any indebtedness owed to Interface or any Domestic Consolidated Company, or (iii) transfer any of its property or assets to Interface or any Domestic Consolidated Company, except any consensual encumbrance or restriction existing under the Credit Documents

(f)	Amendment to Section 8.13. Section 8.13 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 8.13.                      Actions Under Certain Documents.  Without the prior written consent of the Domestic Agent (which consent shall not be unreasonably withheld), (a) modify, amend, cancel or rescind the Intercompany Loans or Intercompany Loan Documents, or Subordinated Debt or any agreements or documents evidencing or governing Subordinated Debt (except that an Intercompany Loan permitted by Section 8.01 or Section 8.05 may be modified or amended so long as it otherwise satisfies the requirements of Section 8.01 or Section 8.05, respectively), the Additional Notes Indenture, the Senior Subordinated Notes Indenture, or, once effective, the 2010 Additional Notes Indenture or any guarantees, security agreements, pledge agreements, mortgages, or other documents constituting supporting obligations thereof (provided, however, that nothing in this Section 8.13 shall prohibit any modification or amendment of any Senior Notes or Senior Notes Indentures if and to the extent (x) any terms which are so modified or amended (and as so modified or amended) would be permitted to exist in any refinancing of such Senior Notes or Senior Notes Indenture under Section 8.08(f)(ii), (iii), or (iv), as applicable, (y) such modification or amendment does not result in any increase to the interest rate applicable to such Senior Notes (calculated on an all-in basis, but not including any default rate of interest) of more than 2.00% above the stated interest rate applicable thereto at the time such Senior Notes were issued, and (z) the default rate of interest (regardless of how calculated) does not exceed the stated interest rate of such Senior Notes, plus 2.00% per annum), or (b) make demand of payment or accept payment on any Intercompany Loans except as otherwise expressly permitted in this Section 8, and except that current interest accrued thereon as of the date of this Agreement and all interest subsequently accruing thereon (whether or not paid currently) may be paid unless an Event of Default has occurred and is continuing.

(g)	Amendment to Section 8.14. Section 8.14 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 8.14.  Designated Senior Indebtedness.  Without the prior written consent of the Domestic Agent, cause any Indebtedness of Interface or any of its Subsidiaries, other than the Additional Senior Notes and the 2010 Additional Senior Notes, to become “Designated Senior Indebtedness” as provided in the Senior Subordinated Notes Indenture.

(h)	Amendment to Section 9.10. Section 9.10 of the Credit Agreement is hereby amended and restated so that it reads, in its entirety, as follows:

Section 9.10.                      Invalidity of Intercreditor Provisions.  (a) Any Credit Party or any creditor of Borrower or any of its Subsidiaries violates or otherwise fails to comply with the terms and conditions of the Additional Senior Notes Intercreditor Agreement or any other subordination agreement, subordination provisions, or other document which governs or establishes, or purports to govern or establish, the lien or debt priority of any Senior Notes relative to the Obligations, (b) if the Additional Senior Notes Intercreditor Agreement or any such other subordination agreement, subordination provisions, or document, for whatever reason, is rendered or adjudged, or becomes, null and void or unenforceable against any holder of any Senior Notes (other than in connection with the retirement of the Indebtedness subject thereto), or (c) any party subject to the Additional Senior Notes Intercreditor Agreement or any such other subordination agreement, subordination provisions, or document, for whatever reason, repudiates or denies, in writing, its obligations or liabilities thereunder;

3.	Conditions Precedent. This Amendment shall become effective only upon the satisfaction of the following conditions precedent (or the waiver thereof by the Agent):

(a)	execution and delivery of this Amendment by the Borrower, the Subsidiary L/C Account Party, the Agent, and all Lenders;

(b)	execution and delivery the Consent and Reaffirmation of Guarantors at the end hereof by each of the Domestic Guarantors; and

(c)
evidence reasonably satisfactory to the Agent that the 2010 Additional Senior Notes are permitted debt under the Additional Senior Notes Indenture and the Senior Subordinated Notes Indenture and, with respect to the Senior Subordinated Notes Indenture, constitute “Designated Senior Indebtedness” thereunder, which evidence may include, without limitation, pro forma calculations and opinions of counsel if the same are reasonably requested by the Agent.

4.	Miscellaneous Terms.

(a)
Effect of Amendment.  Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of the Borrower and the Subsidiary L/C Account Party.

(b)
No Novation or Mutual Departure.  Each of the Borrower and the Subsidiary L/C Account Party expressly acknowledges and agrees that (i) there has not been, and this Amendment does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Credit Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than as expressly set forth in Sections 2 and 3 hereof, and (ii) nothing in this Amendment shall affect or limit the Agent’s or the Lenders’ right to demand payment of liabilities owing from the Borrower or the Subsidiary L/C Account Party to the Agent and the Lender under, or to demand strict performance of the terms, provisions and conditions of, the Credit Agreement and the other Credit Documents, to exercise any and all rights, powers and remedies under the Credit Agreement or the other Credit Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Credit Agreement or the other Credit Documents.

(c)
Ratification.  Each of the Borrower and the Subsidiary L/C Account Party (i) hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Credit Documents to which it is a party effective as of the date hereof and (ii) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Credit Documents as fully as if made on the date hereof and with specific reference to this Amendment and all other Credit Documents executed and/or delivered in connection therewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date).

(d)
No Default.  To induce the Agent and Lenders party hereto to enter into this Amendment and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions thereof), each of the Borrower and the Subsidiary L/C Account party hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of any of the Borrower or the Subsidiary L/C Account Party arising out of or with respect to any of the Loans or other obligations of the Borrower or the Subsidiary L/C Account Party owed to the Agent or the Lenders under the Credit Agreement.

(e)
Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Amendment may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Amendment.

(f)
Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Amendment via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Amendment.

(g)
Section References.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(h)
Further Assurances.  Each of the Borrower and the Subsidiary L/C Account Party agrees to take such further actions as the Agent shall reasonably request in connection herewith to evidence the amendments set forth herein.

(i)	Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

 [SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, each of the Borrower, the Subsidiary L/C Account Party, the Agent, and the Lenders has caused this Amendment to be duly executed by its duly authorized officer as of the day and year first above written.

INTERFACE, INC., a Georgia corporation, as Borrower
By: /s/ Patrick C. Lynch Name: Patrick C. Lynch Title: Senior Vice President

INTERFACEFLOR, LLC, as Subsidiary L/C Account Party
By: /s/ Patrick C. Lynch Name: Patrick C. Lynch Title: Senior Vice President

WELLS FARGO BANK, N.A., successor-by-merger to Wachovia Bank, National Association, as Domestic Agent, Collateral Agent and as a Lender
By: /s/ Dan Denton Name: Dan Denton Title: Vice President

BANK OF AMERICA, N.A. (as successor to Fleet Capital Corporation), as a Lender
By: /s/ Sherry Lail Name: Sherry Lail Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
By: /s/ Philip Carfora Name: Philip Carfora Title: Duly Authorized Signatory

CITIBANK, N.A., as a Lender
By: /s/ Marni McManus Name: Marni McManus Title: Vice President

CONSENT AND REAFFIRMATION OF GUARANTORS

Each of the undersigned (i) acknowledges receipt of the foregoing Third Amendment to Sixth Amended and Restated Credit Agreement (the “Amendment”), (ii) consents to the execution and delivery of the Amendment by the parties thereto, and (iii) reaffirms all of its obligations and covenants under the Credit Agreement, the Fifth Amended and Restated Interface Guaranty Agreement, and the Fifth Amended and Restated Subsidiary Guaranty Agreement, as applicable, each dated as of May 14, 2009, executed by it (as the same may be amended, restated, supplemented, or otherwise modified from time to time), and agrees that none of such obligations and covenants shall be reduced or limited by the execution and delivery of the Amendment.

This Consent and Reaffirmation of Guarantors (this “Consent”) may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Consent may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Consent.

INTERFACE, INC.

By:    /s/ Patrick C. Lynch

Name:        Patrick C. Lynch

Title:           Senior Vice President

  INTERFACEFLOR, LLC
BENTLEY PRINCE STREET, INC.
BENTLEY MILLS, INC.
COMMERCIAL FLOORING SYSTEMS, INC.
FLOORING CONSULTANTS, INC.
INTERFACE AMERICAS, INC.
INTERFACE ARCHITECTURAL RESOURCES, INC.
INTERFACE OVERSEAS HOLDINGS, INC.
FLOR, INC.
QUAKER CITY INTERNATIONAL, INC.
RE:SOURCE AMERICAS ENTERPRISES, INC.
RE:SOURCE MINNESOTA, INC.
RE:SOURCE NORTH CAROLINA, INC.
RE:SOURCE NEW YORK, INC.
RE:SOURCE OREGON, INC.
RE:SOURCE SOUTHERN CALIFORNIA, INC.
RE:SOURCE WASHINGTON, D.C., INC.
SOUTHERN CONTRACT SYSTEMS, INC.
SUPERIOR/REISER FLOORING RESOURCES, INC.

By:    /s/ Patrick C. Lynch

Name:        Patrick C. Lynch

Title:           Senior Vice President

INTERFACE GLOBAL COMPANY APS

By:    /s/ Raymond S. Willoch

Name:        Raymond S. Willoch

Title:           Senior Vice President & Director

INTERFACESERVICES, INC.

By:           /s/ Keith E. Wright

Name:      Keith E. Wright

Title:        Treasurer

INTERFACE REAL ESTATE HOLDINGS, LLC,

By:           BENTLEY PRINCE STREET, INC., its sole member

By:           /s/ Patrick C. Lynch

Name:      Patrick C. Lynch

Title:        Senior Vice President

INTERFACE AMERICAS HOLDINGS, LLC,

By:           INTERFACE, INC., its manager

By:           /s/ Patrick C. Lynch

Name:      Patrick C. Lynch

Title:        Senior Vice President

INTERFACE AMERICAS RE:SOURCE TECHNOLOGIES, LLC,

By:           INTERFACEFLOR, LLC, its sole member

By:           /s/ Patrick C. Lynch

Name:      Patrick C. Lynch

Title:        Senior Vice President